UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)       February 15, 2008
LAND O’LAKES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota		55126

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(651) 481-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On February 15, 2008, Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), announced that it had entered into an Amendment to Asset Purchase Agreement (the “Amendment”) that modified certain terms and conditions of the Asset Purchase and Sale Agreement (the “Purchase Agreement”), dated as of May 23, 2006, by and among MoArk, LLC (a wholly-owned subsidiary of Company) and certain of its subsidiaries (together, the “Sellers”), the Company, and Golden Oval Eggs, LLC and GOECA, LP (together the “Purchasers”). The Amendment, among other items, sets forth a decrease in the original purchase price set forth in the Purchase Agreement, grants warrants to the Company to purchase certain preferred shares of Golden Oval Eggs, LLC, converts the Company’s current equity in Golden Oval Eggs, LLC into Class A Common Units and contains releases by the parties of certain claims. As a result of these actions, the Company has taken a Twenty Two Million ($22,000,000) pretax charge to establish reserves related to the original sale that will be reflected in its reported earnings for the year ending December 31, 2007.
     Pursuant to the terms of the Purchase Agreement, the Purchasers acquired the Sellers’ Egg Products Business, and paid approximately $38 million in cash, plus an additional $17 million in the form of a three-year note payable to the Company (the “Note”), with the possibility of incremental earn-out amounts if the Purchasers surpassed certain performance measures. MoArk, LLC also received $5 million of equity in Golden Oval Eggs, LLC, which it assigned to the Company.
     Pursuant to the Amendment, the purchase price as set forth in the Purchase Agreement has been reduced by Seventeen Million Dollars ($17,000,000.00) plus certain additional amounts that could have been earned pursuant to the earn-out provisions. The purchase price reduction was accomplished by canceling the principal amount owed under the Note and all accrued but unpaid interest on the Note (an amount equal to $3,241,643.77 as of the date of the Amendment).
     In consideration of the agreement by the Company to release the Purchasers from their obligation to pay all interest accrued on the Note, Golden Oval Eggs, LLC granted to the Company the right to acquire certain preferred membership units in Golden Oval Eggs, LLC pursuant to that certain Warrant, also dated as of February 15, 2008. The Warrant grants the Company the right to purchase up to 880,492 non-voting Class A Convertible Preferred Units, which may be converted, at the Company’s discretion into the number of fully paid and nonassessable Class A Common Units equal to (i) the aggregate number of Units, other than Class A Convertible Preferred Units, outstanding as of the date of conversion, divided by (ii) the aggregate number of Class A Common Units, other than Class A Convertible Preferred Units, outstanding as of the date of the Amendment. The Preferred Units also contain a liquidation preference in the amount of $11.357 per Unit, plus accrued but unpaid dividends. In addition, the Company converted, effective February 15, 2008, the 697,350 Class B Units of Golden Oval Eggs, LLC it received pursuant to the Purchase Agreement into 697,350 Class A Common Units of Golden Oval Eggs, LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: February 19, 2008	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer